Exhibit 99.1
comScore Reports Fourth Quarter and Full Year 2010 Results
Fourth quarter revenue grows 52% year-over-year and reaches quarterly record of $51.2 million
Fourth quarter non-GAAP EPS reaches $0.24 per share
Fourth quarter non-GAAP EBITDA reaches record $11.5 million
RESTON, VA — February 16, 2011 — comScore, Inc. (NASDAQ: SCOR), a leader in measuring the digital world, today announced financial results for the fourth quarter and full year of 2010.
In the fourth quarter of 2010, comScore achieved record quarterly revenue of $51.2 million, which was an increase of 52% over the fourth quarter of 2009. GAAP loss before income taxes was ($1.5) million in the fourth quarter of 2010 and GAAP net loss was ($0.5 million), or ($0.02) per basic and diluted share. GAAP operating results were impacted by several recent acquisition-related items, including severance costs, amortization of intangible assets and the purchase accounting impact on acquired deferred revenue. Non-GAAP net income in the fourth quarter of 2010 was $7.8 million, or $0.24 per diluted share, a 20% increase over the fourth quarter of 2009. Adjusted EBITDA was $11.5 million in the fourth quarter of 2010, compared to adjusted EBITDA of $8.6 million in the fourth quarter of 2009, an increase of 34%.
Dr. Magid Abraham, comScore’s president and chief executive officer said, “We reported our best annual revenues ever in 2010 with a 37% growth over 2009. Even excluding the contributions from recent acquisitions, revenue growth in our base business was very healthy. The main drivers of this growth included further up-selling of existing customers with additional products and services, acquisitions of new customers in both existing and new geographies through both our base business as well as through acquisitions, and the introduction of new products that also opened new markets. We added 70 net new customers in the fourth quarter, bringing our total customer count to 1,752, an increase of almost 500 customers from a year ago. We believe these drivers position us well for continued growth in 2011.”
“We believe that 2010 was a transformative year for comScore. We have substantially expanded our addressable market by increasing our global footprint and broadening our offerings to incorporate solutions in site analytics, advertising analytics, advanced mobile solutions and cross media measurement. Our acquisitions of ARS Group, Nexius Xplore, and Nedstat NV are important enablers for these initiatives. We are particularly pleased with the successful integration of these acquisitions thus far and the pace of progress on integrated product offerings. We are also encouraged by the positive client reaction to early demonstrations of our new capabilities, which we believe should progressively materialize and ultimately contribute to strong revenue and margin growth during the second half of 2011 and continuing into 2012.”
Fourth Quarter and Full Year 2010 Financial and Business Summary
(Dollars in millions, except per share data)

	4Q10	4Q09	Change	FY 2010	FY 2009	Change
Revenue	$51.2	$33.8	51.5%	$175.0	$127.7	37.0%
GAAP (Loss) Income Before Income Taxes	($1.5)	$3.1	-148.4%	($1.8)	$9.9	-118.2%
GAAP Net (Loss) Income	($0.5)	$1.6	-131.3%	($1.6)	$4.0	-140.0%
GAAP EPS	$(0.02)	$0.05	-140.0%	$(0.05)	$0.13	-138.5%
Adjusted EBITDA*	$11.5	$8.6	33.7%	$38.3	$28.5	34.4%
Adjusted EBITDA Margin*	22.5%	25.4%	-11.4%	21.9%	22.3%	-1.8%
Non-GAAP Net Income*	$7.8	$6.5	20.0%	$28.1	$21.6	30.1%
Non-GAAP EPS*	$0.24	$0.21	14.3%	$0.88	$0.70	25.7%
Operating Cash Flow	$0.5	$6.6	-92.4%	$25.4	$25.0	1.6%
Free Cash Flow*	($0.2)	$6.2	-103.2%	$25.7	$19.9	29.1%
Deferred Revenue	$72.2	$48.1	50.1%	$72.2	$48.1	50.1%
Subscription Revenue	$42.9	$29.2	46.9%	$148.7	$109.8	35.4%
Project Revenue	$8.3	$4.6	80.4%	$26.3	$17.9	46.9%
Existing Customer Revenue	$43.6	$30.1	44.9%	$154.1	$113.4	35.9%
New Customer Revenue	$7.6	$3.7	105.4%	$20.8	$14.3	45.5%
International Revenue	$11.0	$5.7	93.0%	$32.6	$19.7	65.5%
Customer Count	1,752	1,273	37.6%

*	A complete reconciliation of GAAP to non-GAAP historical results is set forth in the attachment to this press release.
Financial Outlook
Dr. Abraham concluded, “We are pleased to see business momentum continue into 2011 as our digital business analytics theme is resonating with a wide array of customers and providing opportunities to grow our relationships with existing customers.”
Abraham continued, “For the full year 2011, comScore expects revenue to grow approximately 34% to 36% percent over full year 2010. We expect that revenues in the second half of 2011 should begin to benefit from incremental sales generated by new product offerings in the site analytics, mobile analytics and cross media measurement areas, while the full incremental revenue benefit of those sales should materialize in 2012. We expect our investments in acquisition integration and in the development and launch of these new offerings will burden our margins in the first half of the year but should help expand our margins in the second half. As a result, we expect quarterly margin progression in 2011 to be stronger than our typical progression in past years with full year 2011 adjusted EBITDA margin slightly above 2010 levels. We also believe these investments will position comScore for future positive results.”
comScore’s expectations for the first quarter of 2011 are outlined in the table below:

GAAP Revenue	$52.3 million to $52.9 million

GAAP loss before income taxes	($4.3) million to ($4.8) million
Adjusted EBITDA*	$8.5 million to $9.0 million
Estimated fully-diluted shares	32.5 million

*	Reconciliations of GAAP to non-GAAP measures are set forth in the attachment to this press release.
Due to the high variability and difficulty in predicting certain items that affect GAAP net income, such as tax rates and stock price, comScore is unable to provide a complete reconciliation of Adjusted EBITDA to net income on a forward-looking basis without unreasonable efforts. However, a reconciliation of forward-looking Adjusted EBITDA to GAAP loss before income taxes is set forth in the attachment to this press release.
Conference Call Information:
Management will provide commentary on the company’s results in a conference call on Wednesday, February 16, 2011 at 5:00 pm ET.
The conference call and replay can be accessed by telephone and webcast as follows:
Call-in Number: 888-679-8035, Pass code 64193240
(International) 617-213-4848, Pass code 64193240
Replay Number: 888-286-8010, Pass code 70246268
(International) 617-801-6888, Pass code 70246268
Webcast (live and replay): http://ir.comscore.com/events.cfm
About comScore
comScore, Inc. (NASDAQ: SCOR) is a global leader in measuring the digital world and preferred source of digital business analytics. For more information, please visit http://www.comscore.com/companyinfo.
Non-GAAP Financial Measures
comScore reports all financial information required in accordance with generally accepted accounting principles (GAAP). comScore believes, however, that evaluating its ongoing operating results will be enhanced if it also discloses certain non-GAAP information because it is useful to understand comScore’s performance, as it excludes non-cash and other charges that many investors believe may obscure comScore’s on-going operating results.
For example, comScore uses non-GAAP revenue and non-GAAP net income, which excludes stock-based compensation, amortization of acquired intangible assets, impairment of marketable securities, costs from acquisitions and restructurings, the non-cash deferred tax provision, and the purchase accounting impact on acquired deferred revenue. Nexius and Nedstat recorded deferred revenue related to past transactions for which revenue would have been recognized in future periods as revenue recognition criteria were satisfied. Purchase accounting for the acquisition requires comScore to record acquired deferred revenue to its current fair value. As a result, in post-acquisition reporting periods, the Company does not recognize the full amount of this revenue that otherwise would have been recognized by Nexius and Nedstat as independent companies. comScore has and will adjust for the effect of the deferred revenue adjustment in non-GAAP revenue and non-GAAP net income to reflect the full amount of this impact and help investors evaluate the intrinsic profitability of the business under steady state revenue accounting. comScore also reports non-GAAP EPS (diluted), which uses non-GAAP net income in lieu of GAAP net income in calculating earnings per share.
In addition, comScore believes that adjusted EBITDA is a useful measure for investors to use to evaluate its operating performance. Adjusted EBITDA comprises non-GAAP net income further adjusted to exclude the cash tax provision, depreciation, interest income (expenses), net and costs not associated with ongoing operations, such as acquisition costs. A reconciliation of comScore’s GAAP results to these non-GAAP measures is included in the financial tables accompanying this release.
The company believes that adjusted EBITDA is an important indicator of the company’s operational strength and the performance of its business because it provides a link between profitability and operating cash flow. Adjusted EBITDA is also widely used by investors and analysts as a supplemental measure to evaluate the overall operating performance of companies in comScore’s industry. comScore’s management also uses adjusted EBITDA extensively as a measure of operating performance because it does not include the impact of items not directly resulting from its core operations. Moreover, the company’s management uses the measure for planning purposes, to allocate resources and to evaluate the effectiveness of the company’s business strategies and management’s performance.
The company believes that excluding certain costs from non-GAAP net income and EPS and from adjusted EBITDA provides a meaningful indication to investors of the expected on-going operating performance of the company. Specifically as it relates to acquisitions and restructurings, the exclusion of these costs reflects the expected benefits realized or to be realized upon the integration of acquired entities into comScore, and the realized benefits of the restructurings.
comScore’s management also uses free cash flow as a non-GAAP measure of the company’s operating cash flow less cash expenditures for capital spending and acquisition-related costs as a key indicator of the company’s operating cash flow performance net of these expenditures.
Whenever comScore uses such historical non-GAAP financial measures, it provides a reconciliation of historical non-GAAP financial measures to the most closely applicable GAAP financial measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these historical non-GAAP financial measures to their most directly comparable GAAP financial measure included in the financial tables accompanying this release. Although the company provides a reconciliation of historical non-GAAP financial measures, due to the high variability and difficulty in predicting certain items that affect net income, such as tax rates and stock price, comScore is unable to provide a complete reconciliation of adjusted EBITDA to net income on a forward-looking basis without unreasonable efforts. However, a reconciliation of forward-looking adjusted EBITDA to GAAP income before income taxes is set forth in the attachment to this press release.
These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same captions and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies. The use of certain non-GAAP financial measures requires management to make estimates and assumptions regarding amounts of assets and liabilities and the amounts of revenue and expense during the reporting periods. Significant estimates and assumptions are inherent in the analysis and the measurement of certain elements of non-GAAP financial measures such as the impact of purchase accounting on acquired deferred revenue and the amortization of deferred contract costs associated with acquired deferred revenue. comScore bases its estimates on historical experience and assumptions that it believes are reasonable. Actual results could differ from those estimates.
Cautionary Statement
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, comScore’s expectations regarding the continued growth of its customer base, both organically and through acquisitions; expectations regarding the impact and financial benefits of certain products, including the roll-out of new products in new geographic markets; expectations regarding customer up-selling and new market opportunities; projections of comScore’s potential addressable market ; expectations regarding the acquisitions of ARS, Nexius and Nedstat and the resulting impacts, opportunities and benefits to comScore; expectations and forecasts of future financial performance, including related growth rates and components thereof; and assumptions related to the market and economic environment and assumptions related to growth for the first quarter and the full year 2011. These statements involve risks and uncertainties that could cause our actual results to differ materially, including, but not limited to: comScore’s ability to generate strong revenue and margin growth in future periods; comScore’s ability to retain existing large customers, including those gained through acquisitions, and obtain new large customers; risks related to the domestic and global economies and the effects they may have on comScore, its industry or its customers; comScore’s ability to manage its growth, including through acquisitions; the impact of a change in methodology stemming from acquisitions or the development of new products; the rate of development of the Internet advertising and eCommerce markets; comScore’s ability to sell new or additional products and attract new customers; comScore’s ability to sell additional products and services to existing customers; limitations over comScore’s control of certain variables in financial forecasts such as its stock price and the resulting effect on its tax rates; and the volatility of quarterly results and expectations.
For a detailed discussion of these and other risk factors, please refer to comScore’s Annual Report on Form 10-K for the period ended December 31, 2009 and from time to time other filings with the Securities and Exchange Commission (the “SEC”), which are available on the SEC’s Web site (http://www.sec.gov).

Stockholders of comScore are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made. comScore does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after the date of this press release, or to reflect the occurrence of unanticipated events.
Contact:
Kenneth Tarpey
Chief Financial Officer
comScore, Inc.
(703) 438-2305
ktarpey@comscore.com

comScore, Inc.
Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(unaudited)		(unaudited)

Revenues	$51,197	$33,826	$174,999	$127,740

Cost of revenues (excludes amortization of intangible assets resulting from acquisitions shown below) (1)	15,475	9,544	51,953	38,730
Selling and marketing (1)	17,711	10,896	59,641	41,954
Research and development (1)	7,988	4,617	26,377	17,827
General and administrative (1)	9,376	5,359	33,953	18,232
Amortization of intangible assets resulting from acquisitions	1,989	425	4,534	1,457

Total expenses from operations	52,539	30,841	176,458	118,200

(Loss) income from operations	(1,342)	2,985	(1,459)	9,540
Interest and other income (expense), net	(62)	62	53	410
(Loss) from foreign currency	(141)	(79)	(347)	(132)
Gain on sale of marketable securities	—	89	—	89

(Loss) income before income taxes	(1,545)	3,057	(1,753)	9,907
Income tax benefit (provision)	1,051	(1,493)	177	(5,938)

Net(loss) income	$(494)	$1,564	$(1,576)	$3,969

Net(loss) income available to common stockholders per common share:
Basic	$(0.02)	$0.05	$(0.05)	$0.13
Diluted	$(0.02)	$0.05	$(0.05)	$0.13

Weighted -average number of shares used in per share calculation — common stock
Basic	31,449,665	30,306,344	31,070,018	30,014,085
Diluted	31,449,665	31,238,733	31,070,018	30,970,642

(1) Amortization of stock-based compensation is included in the line items above as follows:
Cost of revenues	$449	$261	$1,494	$1,186
Selling and marketing	1,882	1,044	6,217	4,617
Research and development	590	282	1,868	1,111
General and administrative	2,938	886	8,195	2,942

comScore, Inc.
Condensed Consolidated Balance Sheets
(dollars in thousands)

	December 31,	December 31,
	2010	2009
	(unaudited)	*

Assets
Current assets:
Cash and cash equivalents	$33,736	$58,284
Short-term investments	—	29,833
Accounts receivable, net of allowances of $725 and $510, respectively	54,927	34,922
Prepaid expenses and other current assets	6,632	2,324
Deferred tax assets	6,569	11,044

Total current assets	101,864	136,407
Long-term investments	2,819	2,809
Property and equipment, net	28,637	17,302
Other non-current assets	1,834	193
Long-term deferred tax assets	10,572	9,938
Intangible assets, net	50,260	8,745
Goodwill	86,217	42,014

Total assets	$282,203	$217,408

Liabilities and stockholders’ equity
Current Liabilities:
Accounts payable	$5,588	$2,009
Accrued expenses	15,297	8,370
Deferred revenues	72,191	48,140
Deferred rent	941	1,231
Capital lease obligations	4,659	360

Total current liabilities	98,676	60,110
Deferred rent, long-term	8,019	8,210
Capital lease obligations, long-term	7,959	674
Other long-term liabilities	1,717	475

Total liabilities	116,371	69,469

Stockholders’ equity:
Common stock	32	30
Additional paid-in capital	216,895	199,270
Accumulated other comprehensive income	2,166	324
Accumulated deficit	(53,261)	(51,685)

Total stockholders’ equity	165,832	147,939

Total liabilities and stockholders’ equity	$282,203	$217,408

*	Information derived from the audited Consolidated Financial Statements

comScore, Inc.
Condensed Consolidated Statements of Cash Flows
(dollars in thousands)

	Twelve Months Ended
	Dec 31,
	2010	2009
	(unaudited)

Operating Activities:
Net (loss) income	$(1,576)	$3,969
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	8,422	6,544
Amortization of intangible assets resulting from acquisitions	4,534	1,457
Provisions for bad debts	167	290
Stock-based compensation	17,773	9,849
Amortization of deferred rent	(906)	(632)
Amortization of bond premium	188	610
Deferred tax benefit (provision)	(1,938)	5,096
Gain on sale of marketable securities		(89)
Loss on asset disposal	13	139

Changes in operating assets and liabilities:
Accounts receivable	(15,101)	(4,491)
Prepaid expenses and other current assets	(4,492)	28
Accounts payable, accrued expenses, and other liabilities	2,854	(2,908)
Deferred revenues	15,064	4,838
Deferred rent	408	331

Net cash provided by operating activities	25,410	25,031

Investing activities:
Acquisitions, net of cash acquired	(68,880)	(1,296)
Purchase of investments	—	(50,197)
Sales and maturities of investments	29,976	57,973
Purchase of property and equipment	(5,119)	(6,472)

Net cash (used in) provided used in investing activities	(44,023)	8

Financing activities:
Proceeds from the exercise of common stock options	989	922
Excess tax benefit from exercise of stock options	128	—
Repurchase of common stock	(5,474)	(1,573)
Principal payments on capital lease obligations	(1,726)	(1,064)

Net cash used in financing activities	(6,083)	(1,715)

Effect of exchange rate changes on cash	148	663

Net (decrease) increase in cash and cash equivalents	(24,548)	23,987
Cash and cash equivalents at beginning of period	58,284	34,297

Cash and cash equivalents at end of period	$33,736	$58,284

Reconciliation of GAAP revenue to non-GAAP Revenue (dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(unaudited)		(unaudited)

Revenue	$51,197	$33,826	$174,999	$127,740
Purchase accounting impact on acquired deferred revenue	2,100	—	3,888	—

Non-GAAP Revenue	$53,297	$33,826	$178,887	$127,740

Reconciliation from Income before income taxes to Non-GAAP Net Income and Adjusted EBITDA
(dollars in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(unaudited)		(unaudited)

(Loss) income before income taxes	$(1,545)	$3,057	$(1,753)	$9,907
Deferred tax benefit (provision)	1,961	(908)	1,938	(5,096)
Current cash tax benefit (provision)	(910)	(585)	(1,761)	(842)

Net(loss) income	(494)	1,564	(1,576)	3,969

Purchase accounting impact on acquired deferred revenue	2,100	—	3,888	—
Amortization of acquired intangibles	1,989	425	4,534	1,457
Stock-based compensation (1) (2)	5,223	2,473	17,774	9,856
Gain on sale of marketable securities	—	(89)	—	(89)
Costs related to acquisitions and restructuring	979	1,202	5,421	1,314
Deferred tax (benefit) provision	(1,961)	908	(1,938)	5,096

Non-GAAP net income	7,836	6,483	28,103	21,603

Current cash tax provision (benefit)	910	585	1,761	842
Depreciation	2,647	1,620	8,422	6,544
Interest Exp (income), net	67	(51)	(7)	(489)

Adjusted EBITDA	11,460	8,637	38,279	28,500
Adjusted EBITDA margin (%)	22%	26%	22%	22%

EPS (diluted)	$(0.02)	$0.05	$(0.05)	$0.13
Non-GAAP EPS (diluted)	$0.24	$0.21	$0.88	$0.70

Weighted -average number of shares used in per share calculation — common stock

GAAP EPS (diluted)	31,449,665	31,238,733	31,070,018	30,970,642
Non-GAAP EPS (diluted)	32,190,842	31,238,733	31,848,464	30,970,642

(1)	The three months and twelve months ended December 31, 2010 includes $1.5 million and $3.8 million related to market-based performance equity grants.

(2)	As a result of the conversion of certain cash compensation to stock-based compensation during the three months ended December 31, 2010, the twelve months ended December 31, 2010 includes $636k of stock-based compensation that had been previously recorded as cash compensation in the nine months ended September 30, 2010.

Reconciliation from GAAP Operating Cash Flow to Free Cash Flow (dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(unaudited)		(unaudited)

Net cash provided by operating activities	$537	$6,611	$25,410	$25,031
Purchase of property and equipment	(1,765)	(1,646)	(5,119)	(6,472)

Free cash flow	$(1,228)	$4,965	$20,291	$18,559

Costs related to acquisitions and restructuring	979	1,202	5,421	1,314

Free cash flow, net of costs related to acquisitions and restructuring	$(249)	$6,167	$25,712	$19,873

Reconciliation from Income before income taxes to Adjusted EBITDA (Guidance) (dollars in thousands)
Forecasted amounts for the three months ended March 31, 2011 are based on the mid-points of the range of guidance provided herein
The three months ended March 31, 2010 reflect reported results

	Three Months Ended
	March 31,
	2011	2010
	(unaudited)

Revenue	$52,600	$36,139
Purchase accounting impact on acquired deferred revenue	1,300

Revenues	53,900	36,139

(Loss) income before income taxes	$(4,500)	$1,299
Purchase accounting impact on acquired deferred revenue	1,300	—
Amortization of acquired intangibles	2,000	507
Stock-based compensation	6,400	2,674
Costs related to acquisitions and restructuring	250	799
Depreciation	3,200	1,619
Interest (income) expense, net	150	(83)

Adjusted EBITDA	$8,800	$6,815

Adjusted EBITDA margin (%)	17%	19%